EXHIBIT 21

List of Subsidiaries[1]:	State or Country of Organization:

CBS Personnel Holdings, Inc.[2]	Delaware
Venturi Staffing Partners, Inc.	Delaware
Venturi Texas Staffing Partners, LP	Texas
Kilgore Group, Inc.	South Carolina
Compass CS (Southeast), Inc.	South Carolina
CBS Acquisition I Corp.	Delaware
Employee Management Services III, Inc.	Florida
Robert Lee Brown, Inc.	Ohio
Employee Management Services II, Inc.	Ohio
CBS Personnel Services, LLC[3]	Ohio
CBS Executive Search, LLC[4]	Ohio

Anodyne Medical Device[5]	Delaware
AMF Support Services	California
SenTech Medical Systems	Florida
Anatomic Concepts	Delaware

Silvue Technologies Group, Inc. [6]	Delaware
SDC Technologies, Inc.	Delaware
SDC Coatings, Inc.	Delaware
SDC Technologies	Delaware
Applied Hardcoatings Technologies, Inc.	Delaware
SDC Asia Tech, Ltd.	United Kingdom

Compass AC Holdings[7]	Delaware
Advanced Circuits	Colorado

Halo Lee Wayne LLC[8]	Delaware
Halo Holding Corporation	Delaware
Halo Branded Solutions, Inc.	Delaware

Aeroglide Holdings, Inc.[9]	Delaware
Aeroglide Corporation	North Carolina
The National Drying Machinery Company	Pennsylvania
Aeroglide International, LLC	North Carolina
Aeroglide Asia Pacific SDN. BHD.	Malaysia

[1]	Except as noted above, the equity of each subsidiary entity and its subsidiaries is wholly-owned (100%)

[2]	96.14% owned by Compass Group Diversified Holdings LLC

[3]	99% owned by Robert Lee Brown, Inc. and 1% owned by Employee Management Services II, Inc.

[4]	99% owned by Robert Lee Brown, Inc. and 1% owned by Employee Management Services II, Inc.

[5]	47.3% owned by Compass Group Diversified Holdings LLC

[6]	72.7% owned by Compass Group Diversified Holdings LLC

[7]	70.2% owned by Compass Group Diversified Holdings LLC

[8]	73.6% owned by Compass Group Diversified Holdings LLC

[9]	89.1% owned by Compass Group Diversified Holdings LLC